UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

USA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

Hudson Executive Capital LP

HEC Management GP LLC

HEC Master Fund LP

HEC SPV IV LP

Lisa P. Baird

Douglas G. Bergeron

Douglas L. Braunstein

Jacob Lamm

Michael K. Passilla

Ellen Richey

Anne M. Smalling

Shannon S. Warren

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 21, 2020, Hudson Executive Capital LP (“Hudson”) made the following statement:

During the February 19, 2020 earnings call of USA Technologies, Inc. (“USAT” or the “Company”), USAT Interim Chief Executive Officer Donald W. Layden, Jr. made what Hudson believes to be inaccurate and misleading statements regarding Hudson and its solicitation of proxies in connection with the Company’s upcoming annual meeting of shareholders (the “Annual Meeting”). Among these is the extraordinary statement that Hudson will be “required to disgorge, or surrender to USAT, any profits on a sale of their (sic) shares in the company for a period of 18 months after triggering the obligation under the statute, including as a result of an M&A transaction,” and that Mr. Layden was “surprised” Hudson did not address this issue in its proxy statement.

Hudson does not believe there is any reasonable basis for USAT to contend that the disgorgement law, cited loosely by Mr. Layden, has any applicability to this proxy contest for the election of directors, and believes that its prior filings and other writings addressed this issue clearly.

Mr. Layden appears to refer to Subchapter H of Chapter 25 of the Pennsylvania Business Corporation Law. However, the disgorgement provisions of that law are triggered only by efforts to gain “control” of a corporation or to put a corporation “in play.” Hudson’s proxy solicitation does not meet either of these conditions for application of the statute, and Hudson is confident that this rule was not intended to, and does not, apply to proxy solicitations to elect directors of the type being conducted by Hudson here.

First, Hudson is not seeking control of the Company and has never sought control of the Company, as it has stated clearly and repeatedly in its definitive proxy statement and otherwise. (See, e.g., the discussion on pages 26 and 27 of Hudson’s definitive proxy statement.) Hudson seeks instead to elect a Board of Directors of USAT (the “Board”) that will have the skills needed to facilitate necessary and meaningful changes in Company governance, in order to create long-term value for shareholders. The election of board members will be by all of USAT’s shareholders, not by Hudson, and the election of Hudson’s proposed slate will not result in Hudson acquiring control of the Company. Hudson has nominated eight independent and highly qualified candidates for election to the Board who have the expertise necessary to attract management talent and provide proper oversight of it, and to provide guidance for value creation. All eight of the Hudson candidates are independent of USAT and a majority of them are independent of Hudson.

Further, Hudson is not seeking to put the Company “in play” and has never done so. In fact, Hudson believes now is an especially inopportune time to pursue a sale of the Company. Hudson expects that any such transaction at this time would be against the shareholders’ long-term interests. The only party seeking to put the Company “in play” at this time appears to be the current Board, perhaps hoping to propose a transaction prior to the Annual Meeting. Hudson believes that any such action would be pursued by the Board in large part to avoid accountability for its conduct following the Annual Meeting, at the expense of the shareholders.